EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This AGREEMENT, dated as of November 8, 2013, is between IDEX Corporation, a Delaware corporation with its executive offices at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045-4824 (the “Corporation”), IDEX Service Corporation, a Delaware corporation with its headquarters at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045 (the “Company”), and Andrew K. Silvernail, an individual (the “Executive”).
RECITALS:
A.    The Executive has been employed by the Company and has been serving as Chief Executive Officer of the Corporation.
B.    The Corporation, the Company, and the Executive desire to set forth the terms upon which the Executive will continue be employed by the Company and serve as Chief Executive Officer of the Corporation.
NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation, the Company and the Executive agree as follows:
1.Definitions. The following definitions apply for purposes of this Agreement.
(a)“Board of Directors” or “Board” means the Board of Directors of the Corporation.
(b)“Cause” means that any of the following conditions exist:
(i)The Executive’s failure to perform his material duties under this Agreement (other than as a result of his Disability) if such failure, if curable, is not cured within 30 days after written notice is provided to the Executive.
(ii)The Executive’s breach of his fiduciary duty to the Corporation.
(iii)The Executive’s indictment under the laws of the United States, or any state thereof, for a (i) civil offense which is injurious to the business reputation of the Corporation or (ii) criminal offense.
(iv)Breach by the Executive of any material provision of this Agreement or of any policy of the Corporation if such breach, if curable, is not cured within 30 days after written notice is provided to the Executive.
(c)A “Change in Control” means the occurrence of (i) any transaction or series of transactions which within a 12-month period constitute a change of management or control where (A) at least 51 percent of the then outstanding shares of common stock are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Corporation or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Corporation, or any combination of such redemption, purchase or exchange, or (B) at least 51 percent of the Corporation’s assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Corporation for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (C) the Corporation is merged or consolidated with another corporation regardless of whether the Corporation is the survivor (except any such transaction solely for the purpose of changing the Corporation’s domicile or which does not change the ultimate beneficial ownership of the equity interests in the Corporation), or (ii) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, acquisition, merger or consolidation constituting such a change of management or control. For purposes hereof, the term “control” shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended and the regulations thereunder, and the term “management” shall mean the chief executive officer of the Corporation. For purposes of clause (i)(B) above or as appropriate for purposes of clause (ii) above, the Corporation shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A, a “Change of Control” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of IDEX Corporation, or in the ownership of a substantial portion of the assets of IDEX Corporation, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Company” means IDEX Service Corporation.
(f)“Corporation” means IDEX Corporation.

(g)“Disability” means a disability that has existed for a period of 6 consecutive months and because of which the Executive is physically or mentally unable to substantially perform his regular duties as Chief Executive Officer of the Corporation. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A of the Code, Executive will have suffered a “Disability” only if, in addition to the requirements set above, it represents a disability within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
(h)“Effective Date” means November 8, 2013.
(i)“Good Reason” means:
(i)There has been a material diminution in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority.
(ii)Removal of the Executive from the position of Chief Executive Officer, other than elevation to a higher ranking executive officer position with the Corporation.
(iii)A required relocation of more than 75 miles from the location of Executive’s principal job location or office immediately prior to the Change In Control.
(iv)A material breach by the Company for the Corporation of any of the material terms of this Agreement.

A condition will not be considered “Good Reason” unless Executive gives the Corporation written notice of the condition within 90 days after the condition comes into existence and the Corporation fails to substantially remedy the condition within 30 days after receiving Executive’s written notice

2.Employment; Duties. Subject to the terms and conditions set forth in this Agreement, the Corporation and the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment as the Chief Executive Officer of the Corporation and will perform and execute the duties and responsibilities assigned to the Executive from time to time by the Board of Directors. The Executive will perform those duties and discharge those responsibilities as are commensurate with his position. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors of the Corporation. With the prior consent of the Board of Directors of the Corporation, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Notwithstanding the foregoing, the Executive may manage his passive investments and be involved in charitable, civic and religious interests so long as they do not materially interfere with the performance of the Executive’s duties hereunder.

3.Compensation.
(a)During the term of the Executive’s employment under this Agreement, the Executive will receive a base salary at the rate of $870,000 per year, payable in accordance with the Company’s regular payroll practices. On an annual basis, the Board of Directors will, in good faith, review the base salary of the Executive to consider appropriate increases (but not decreases) in the base salary. If the Executive dies during the period of time of his service under this Agreement, service for any part of the payroll period of his death will be considered service for the entire payroll period.
(b)During the term of the Executive’s employment under this Agreement, the Executive will be entitled to receive an annual cash bonus from the Corporation calculated pursuant to the Corporation’s Incentive Award Plan (the “IAP”) in effect from time to time.
(c)Executive will be annually considered for long-term equity incentive awards under the Corporation’s I A P.
(d)The Company will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

4.Other Benefits and Terms. During the term of the Executive’s employment under this Agreement, the Executive will be entitled to the following other benefits and terms:
(a)The Executive will be entitled to participate in, the Company’s health and medical benefit plans, any profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Company. These plans, policies and programs are subject to change at the sole discretion of the Corporation.
(b)The Executive will be entitled to any other benefit from time to time generally offered to all or substantially all senior executive employees who are employed by the Company.

(c)The Company will provide the Executive with the use of an automobile or with an auto use allowance that is commensurate with his position in accordance with the Corporation’s policy.
(d)The Executive will be entitled to limited use (up to 25 hours per year) of the Corporation's aircraft for non-business purposes subject to the terms of the Corporation's Aircraft Use Guidelines. The provision of this benefit is subject to future modification by the Company in its discretion, in exchange for benefits of substantially equivalent value, as it shall determine in its discretion and such modification will not be deemed to be a breach of a material term of this Agreement.
(e)Except as specifically provided in Sections 9(a)(i) and 9(e)(i), or as required by law, the Executive acknowledges that he, his spouse and dependents will not receive health and medical benefits following any termination of his employment.
(f)The Executive represents and warrants to the Corporation that the Executive’s continued employment and performance of the duties contemplated under this Agreement will not, to his knowledge, be in violation of any non-competition or confidentiality agreements to which the Executive is a party or is bound.

5.Vacations. The Executive will be entitled to paid vacation each year each year in accordance with the Company’s policy for corporate officers.

6.Reimbursement for Expenses. The Company will reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties; provided however, that Executive shall be required to account to the Company for such expenses in the manner prescribed by the Company.

7.Period of Employment. Subject to the provisions of this Section, the period of employment of the Executive governed under the terms of this Agreement will begin on the Effective Date and continue until November 7, 2015 (the “Expiration Date”).
Notwithstanding the foregoing:
(a)The Executive’s employment will automatically terminate upon the death or Disability of the Executive. The foregoing is subject to the duty of the Corporation to provide reasonable accommodation under the Americans with Disabilities Act.
(b)The Corporation may, at its sole option, terminate the Executive’s employment at any time and for any reason by delivering written notice to the Executive.
(c)The Executive, at his sole option, may terminate his employment by providing written notice to the Corporation at least 90 days prior to the effective date of the termination of employment specified in the notice.
Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.
Following the Expiration Date, and except as otherwise specifically provided, the employment of the Executive will become at-will employment unless the parties subsequently enter into a further contract of employment.
8.Indemnification. The Corporation shall, to the maximum extent permitted by law, indemnify and hold Executive harmless for any acts or decisions made by Executive if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

9.Benefits Upon Termination. The Company or Corporation will provide the following benefits upon the termination of the Executive’s employment with the Company and Corporation.
(a)Upon Termination by the Corporation Other Than For Cause. Upon the Corporation’s termination of the Executive’s employment for other than Cause, the Corporation will provide the following:
(i)Salary and Benefits. The Executive will receive his full salary and benefits through the effective date of termination together with any unpaid bonus for a prior period. Additionally, the Corporation will (i) pay to Executive continued payment of base salary, as in effect at the time of termination, for a period of twenty four (24) months following the date of termination (beginning with the first payroll period following 30 days after the date on which his employment terminates) and (ii) provide continuation of medical coverage (on either an insured or a self-insured basis, in the sole discretion of the Corporation) for

Executive and Executive’s eligible dependents (as determined under the terms of the Corporation’s medical plans), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s termination (subject to commercial availability of such coverage), for a period of twenty four (24) months; provided, however, that such coverage shall run concurrently with any coverage available to Executive and his eligible dependents under COBRA; and provided further, however, that the Executive and his eligible dependents shall immediately notify the Corporation if they become covered under Medicare or another employer’s group health plan, and, if such coverage results in Executive or his dependents loss of continuation coverage rights, then, at such time the Corporation’s provision of medical coverage for Executive and his eligible dependents will cease.
(ii)Bonus. The Executive will receive a bonus amount equal to the 200% of his base salary in effect in the year of the termination of his employment. This amount will be paid in 24 equal monthly payments beginning with the first payroll period following 60 days after the date on which his employment terminates. Additionally, the Executive will receive a bonus amount equal to the amount determined by multiplying the bonus amount determined under the IAP by a fraction the numerator of which is the number of full and partial calendar months of service in the calendar year that includes the date of the termination of his employment and the denominator of which is 12. This amount will be paid at the time payment is customarily made under the IAP.
(iii)Equity Compensation. All options, restricted stock and other forms of equity based compensation will vest and will be exercisable in the manner provided under the terms of the plans and award agreements under which they were granted.
(iv)Release. The payment of the foregoing amounts under this Section 9(a) shall be contingent in all respects on Executive’s signing (following his termination of employment) and not revoking, and the Corporation’s receipt of, a Release, substantially in the form attached hereto as Exhibit 1, within 45 days of his termination of employment releasing the Corporation, related companies, and their respective directors, officers, employees and agents (“Indemnitees”) from any and all claims and liabilities respecting or relating to his employment, and promising never to sue any of the Indemnitees for such matters.
(v)Payments Post-Death. If the Executive dies during the 24 month period, the balance of the salary payments will be paid as provided in Section 17 and any dependent health or medical coverage will be provided for the balance of the 24 month period.
(vi)Continuing Applicability. Notwithstanding any other provision to the contrary, the provisions of this Section 9(a) are applicable to the Corporation’s termination of the Executive’s employment for other than Cause that occurs prior to, on, or subsequent to the Expiration Date.
(b)Upon Termination by the Executive or by the Corporation For Cause. Upon the Executive’s termination of employment or by the Corporation for Cause, the Corporation will provide the following:
(i)Salary and Benefits. The Executive will receive his full salary and benefits through the effective date of termination together with any unpaid bonus for a prior period.
(c)Upon Termination for Disability. Upon termination of the Executive’s employment because of Disability, the Corporation will provide the following:
(i)Salary and Benefits. The Executive will receive his full salary and benefits through the effective date of termination together with any unpaid bonus for a prior period.
(ii)Bonus. The Executive will receive a bonus amount equal to the amount determined by multiplying the bonus amount determined under the IAP by a fraction the numerator of which is the number of full and partial calendar months of service in the calendar year that includes the date of the termination of his employment and the denominator of which is 12. This amount will be paid at the time payment is customarily made under the IAP.
(iii)Equity Compensation. All options, restricted stock and other forms of equity based compensation will vest and will be exercisable in the manner provided under the terms of the plans and award agreements under which they were granted.
(d)Upon Termination for Death. Upon termination of the Executive’s employment because of his death, the Corporation will provide the following:
(i)Salary and Benefits. The (i) Executive’s full salary and benefits through the effective date of termination and (ii) any unpaid bonus for a prior period.
(ii)Bonus. The Executive will receive a bonus amount equal to the amount determined by multiplying the bonus amount determined under the IAP by a fraction the numerator of which is the number of full and partial calendar months of service in the calendar year that includes the date of the termination of his employment and the denominator of which is 12. This amount will be paid at the time payment is customarily made under the IAP.

(iii)Equity Compensation. All options, restricted stock and other forms of equity based compensation will vest and will be exercisable in the manner provided under the terms of the plans and award agreements under which they were granted.
(e)Upon Termination Following a Change in Control. Upon the Executive’s termination of employment by the Corporation without Cause or the Executive’s termination with Good Reason which, in either case, occurs in contemplation of or within the 24 month period following a Change in Control, the Corporation will provide the following:
(i)Salary and Benefits. The Executive will receive his full salary and benefits through the effective date of termination together with any unpaid bonus for a prior period. Additionally, the Corporation will (i) pay to Executive continued payment of base salary, as in effect at the time of termination, for a period of thirty six (36) months following the date of termination (beginning with the first payroll period following 30 days after the date on which his employment terminates) and (ii) provide continuation of medical coverage (on either an insured or a self-insured basis, in the sole discretion of the Corporation) for Executive and Executive’s eligible dependents (as determined under the terms of the Corporation’s medical plans), on substantially the same terms of such coverage that are in existence immediately prior to the Executive’s termination (subject to commercial availability of such coverage), for a period of thirty six (36) months; provided, however, that such coverage shall run concurrently with any coverage available to Executive and his eligible dependents under COBRA; and provided further, however, that the Executive and his eligible dependents shall immediately notify the Corporation if they become covered under Medicare or another employer’s group health plan, and, if such coverage results in Executive or his dependents loss of continuation coverage rights, then, at such time the Corporation’s provision of medical coverage for Executive and his eligible dependents will cease.
(ii)Bonus. The Executive will receive a bonus amount equal to the 300% of his base salary in effect in the year of the termination of his employment. This amount will be paid in 36 equal monthly payments beginning with the first payroll period following 60 days after the date on which his employment terminates. Additionally, the Executive will receive a bonus amount equal to the amount determined by multiplying the bonus amount determined under the IAP by a fraction the numerator of which is the number of full and partial calendar months of service in the calendar year that includes the date of the termination of his employment and the denominator of which is 12. This amount will be paid at the time payment is customarily made under the IAP.
(iii)Equity Compensation. All options, restricted stock and other forms of equity based compensation will vest and will be exercisable in the manner provided under the terms of the plans and award agreements under which they were granted.
(iv)Release. The payment of the foregoing amounts under this Section 9(e) shall be contingent in all respects on Executive’s signing (following his termination of employment) and not revoking, and the Corporation’s receipt of, a Release, substantially in the form attached hereto as Exhibit 1, within 45 days of his termination of employment releasing the Corporation, related companies, and their respective directors, officers, employees and agents (“Indemnitees”) from any and all claims and liabilities respecting or relating to his employment, and promising never to sue any of the Indemnitees for such matters.
(v)Payments Post-Death. If the Executive dies during the 36 month period, the balance of the salary payments will be paid as provided in Section 17 and any dependent health or medical will be provided for the balance of the 36 month period
(f)Reduction in Benefits. Medical and health benefits under this Section will be reduced to the extent of any medical and health benefits provided by and available to the Executive from any subsequent employer.
(g)Determination of Disability. Any question as to the existence of a physical or mental condition which would give rise to the Disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician’s written determination to the Corporation and to the Executive will be final and conclusive for all purposes of this Agreement.

10.Non-exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation or Company and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation or Company will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.

11.No Obligation to Seek Other Employment. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement and, except as provided in Section 9(f), amounts owed to him hereunder shall not be reduced by amounts he may receive from another employer.

12.Confidentiality and Standards of Conduct. During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the “Confidential Information”). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section.
The Executive agrees that, except as required by his duties with the Corporation or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 12 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to make any disclosure.
In addition, the Executive will (i) continue to be bound by the terms of the Employee Confidential Information, Work Product and Non-Solicitation Agreement, previously executed by Executive, (ii) comply with the IDEX Corporation Code of Business Conduct as it may be amended from time to time, (iii) comply with Corporation policies which prohibit employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Corporation’s securities (“hedging”) and agrees not to engage in any hedging transactions, and (iv) agrees to be subject to any policies or agreements to recover from current and/or former employees any wrongfully earned performance-based compensation, including stock-based awards.
13.Non-competition. In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, the Executive agrees that, beginning on the date of this Agreement and continuing until the Covenant Expiration Date (as defined in Subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise, (i) engage or attempt to engage, in the Restricted Territory (as defined in Subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in Subsection (c) below), (ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least 6 months, (iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has reason to believe might in the future become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware, (iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or (v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.
Notwithstanding the foregoing, the restrictions imposed by this Section shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate.
For purposes of this Agreement, the following terms have the meanings given to them below:
(a)“Affiliate” means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

(b)“Covenant Expiration Date” means the date which is two (2) years after the Termination Date (as defined in this Section).
(c)“Reference Date” means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.
(d)“Restricted Territory” means anywhere in the world where the Corporation or any Affiliate conducts its business activities at the Reference Date, or plans to begin conducting business activities as evidenced in written strategic business plans existing on the Reference Date.
(e)“Termination Date” means the date of termination of the Executive’s employment with the Corporation; provided however that the Executive’s employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of this Agreement, whether pursuant to this Agreement or otherwise.

14.	Equitable Remedies; Availability of Other Remedies; Obligations Absolute.
(a)Executive represents and warrants that Executive has had an opportunity to consult with an attorney regarding this Agreement, has thoroughly and completely reviewed this Agreement with an attorney, and fully understands the contents hereof.
(b)Executive acknowledges that (i) the provisions of Sections 12 and 13 are reasonable and necessary to protect the legitimate interests of the Corporation and its Affiliates, and (ii) any violation of Sections 12 or 13 will result in irreparable injury to the Corporation, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Corporation and its Affiliates for such a violation. Accordingly, Executive agrees that if Executive violates the provisions of Sections 12 or 13, in addition to any other remedy which may be available at law or in equity, the Company and its Affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
(c)The rights and remedies of the Corporation and its Affiliates under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Corporation and its Affiliates under this Agreement, and the obligations and liabilities of Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.
(d)Executive’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Corporation or any other person) of any provision of any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Corporation, the Company, or any other person.
(e)Executive acknowledges that the provisions of Sections 12 and 13 are fully applicable to Executive no matter whether the Termination Date occurs prior to, on, or subsequent to the Expiration Date and regardless of the reason for Executive’s termination.

15.Section 409A. Notwithstanding anything to the contrary in Section 9 hereof, and to the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that all payments to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. It is intended that payments under this Agreement will be exempt from Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, so as not to subject the Executive to payment of interest or any additional tax under Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). In furtherance thereof, if the provision of any reimbursement or in-kind benefit payment hereunder that is subject to Section 409A at the time specified herein would subject such amount to any additional tax under Section 409A, the provision of such reimbursement or in-kind benefit payment shall be postponed to the earliest commencement date on which the provision of such amount could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 15) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to the extent necessary (including retroactively) in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation and the Executive. Executive acknowledges and agrees that the Corporation has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

16.Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

17.Successors. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive’s death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his wife, if surviving, and if not surviving, to his estate. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Corporation pursuant to Section 20. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive’s estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Corporation.
This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.
The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, “Corporation” means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.
18.Failure, Delay or Waiver. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

19.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

20.Notice. All written communications to a party required hereunder shall be in writing and (a) delivered in person (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is deposited in the U.S. Mail), (c) deposited with a reputable overnight courier service (to be effective two business days after the delivery to such courier service), or (d) sent by facsimile transmission (to be effective upon receipt by the sender of electronic confirmation of delivery of the facsimile), with confirmation sent by way of one of the above methods, to the party at the address given below for such party (or to such other address as such party shall designate in a writing complying with this Section 20, delivered to the other party):

If to the Corporation:
IDEX Corporation
1925 West Field Court, Suite 200
Lake Forest, Illinois 60045-4824
Attention:    Vice President - General Counsel
Telephone:     847-498-7070
Telecopier:    847-498-9123
with a copy to:
Hodgson Russ LLP
Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202-4040
Attention:    Richard F. Campbell, Esq. and Richard W. Kaiser, Esq.
Telephone:    716-856-4000
Telecopier:    716-849-0349
If to the Executive:
To the address then currently on file with the Corporation.
with a copy to:
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601-9703
Attention:    Mark S. Weisberg, Esq.
Telephone:    312-558-8070
Telecopier:    312-558-5700

21.	Waiver of Jury Trial.
THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, IRREVOCABLE AND BARGAINED FOR AGREEMENT AMONG THE PARTIES TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
22.Consent to Jurisdiction and Venue. Each of the Corporation, the Company, and Executive hereby (a) consents to the jurisdiction of the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction over such matter, the applicable Circuit Court, Lake County, State of Illinois, and (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court.

23.Attorney Review. Executive acknowledges that he first received a proposed draft of this Agreement on the 8th of November, 2013, and has had an opportunity to consult an attorney before signing it. Executive acknowledges that in signing this Agreement, he has relied only on the promises written in this Agreement and not on any other promise made by the Corporation or any related company. Executive shall be reimbursed by the Corporation for reasonable attorney's fees and expenses incurred in the preparation and negotiation of the terms of this Agreement in an amount not to exceed $25,000.

24.Miscellaneous. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except as provided in Sections 4 and 10 of this Agreement, constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois, without regard to principles of conflicts of law.

25.Continuation of Certain Terms of this Agreement. Following the Expiration Date or the earlier termination of this Agreement, the provisions contained under Sections 8, 9(a), 12, 13, 14, and 15 of this Agreement will continue to apply to Executive and will remain in full force and effect.

26.Multiple Counterparts. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
CORPORATION:
IDEX CORPORATION

By_______________________________________
Name: Frank J. Notaro
Title: Vice President - General Counsel and Secretary

COMPANY:
IDEX SERVICE CORPORATION

By_______________________________________
Name: Frank J. Notaro
Title: Vice President - Secretary

EXECUTIVE:
_______________________________________
Andrew K. Silvernail
EXHIBIT 1
to
Employment Agreement dated as of November8, 2013
between Andrew K. Silvernail
and
IDEX Corporation and IDEX Service Corporation
The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.

GENERAL RELEASE
This General Release (this “Release”) is executed by Andrew K. Silvernail (“Executive”) pursuant to Paragraph [Insert 9(a) or 9(e) depending on the manner of termination] of the Employment Agreement between IDEX Corporation and IDEX Service Corporation dated November 1, 2011 (the “Employment Agreement”).
WHEREAS, Executive’s employment with the Company and Corporation has terminated;
WHEREAS, the Company, Corporation and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company and Corporation;
WHEREAS, Executive has had 21 days to consider the form of this Release;
WHEREAS, the Corporation advised Executive in writing to consult with an attorney before signing this Release;
WHEREAS, Executive acknowledges that the consideration to be provided to Executive under the Employment Agreement is sufficient to support this Release; and
WHEREAS, Executive understands that the Corporation regards the representations by Executive in the Employment Agreement and this Release as material and that the Corporation is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.
EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1.    Executive’s employment with the Company and Corporation terminated on __________________, and Executive has and will receive the payments and benefits set forth in Paragraph [Insert 9(a) or 9(e) depending on the manner of termination] of the Employment Agreement in accordance with the terms and subject to the conditions thereof.
2.    Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company, the Corporation, or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, or agents of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, (i) any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine, (ii) any and all claims for lost wages, bonuses, back pay, front pay, severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (iii) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in [Sections 9 through 25] of the Employment Agreement, any vested benefit pursuant to any employee benefit plan of the Company. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.
3.    Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
4.    ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN SECTION 20 OF THE EMPLOYMENT AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO PARAGRAPH [Insert 9(a) or 9(e) depending on the manner of termination] OF THE EMPLOYMENT AGREEMENT.
5.    The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.
6.    This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

7.    Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Executive agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Release shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Executive agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
8.    This Release inures to the benefit of the Corporation and its successors and assigns.

9.    In the event of any dispute or controversy arising under this Release, Section 22 of the Employment Agreement shall be applicable.

Date: __________________, 20__.	EXECUTIVE ______________________________________ Andrew K. Silvernail